OMNIBUS AGREEMENT
     THIS  AGREEMENT is entered  into by and among THE CHALONE WINE GROUP,  LTD.
("Chalone"),   DOMAINES  BARONS  DE  OTHSCHILD  (LAFITE)  ("DBR"),   and  SUMMUS
FINANCIAL, INC. ("Summus"), as of the 22nd day of August, 1995.

     1.   Transactions Involving Chalone Securities.

          a.  Conversion of Debentures.

               (i) DBR  Debentures.  At the Closing  (as defined in  paragraph 6 hereof), and subject to the terms and conditions of this Agreement, DBR will surrender to Chalone, for conversion and cancellation, that certain 5% Convertible Subordinated Debenture Due 1999 issued by Chalone, dated April 19, 1989, in face amount of $3,072,000, and that certain 5% Convertible Subordinated Debenture Due 1999 issued by Chalone, dated September 30, 1991, in face amount of $9,312,000. In return for such surrender and cancellation, Chalone will issue to DBR a total of 1,769,143 shares of Chalone's no par value common stock ("Common Stock").

               (ii) Third-Party Debentures. Chalone shall, no later than May 15, 1995, have extended an offer to each of the other four holders of its 5%
Convertible Subordinated Debentures Due 1999, in aggregate face amount of $8,500,000, also to surrender their debentures to Chalone at the Closing, for conversion and cancellation, in exchange for Chalone's issuance of shares of Common Stock at the rate of one share for each $7.00 principal amount of debentures. (The DBR debentures discussed in subparagraph 1(a)(i) and the Third-Party Debentures discussed in this subparagraph 1(a)(ii) shall collectively herein be referred to as the "Debentures.") The acceptance or non-acceptance of this offer, by any one or more of the aforesaid Third-Party Debenture-holders, shall not in any way affect DBR's agreement to convert, as set forth in subparagraph 1(a)(i), immediately above, nor in any way affect any other provision of this Agreement.

               (iii) Interest. Interest on all of the aforesaid Debentures will continue to accrue and be payable, in cash, according to the terms of the Debentures, until conversion. Accrued interest to the date of the Closing will, for such Debentures as are surrendered for conversion hereunder, be paid at the Closing. The foregoing notwithstanding, DBR may at its election, upon giving five business days' prior notice to Chalone, elect to set off against the amount that it is required to pay at the Closing under subparagraph 1(b) hereof the amount that Chalone will be required to pay to DBR at the Closing, as accrued interest, pursuant to this subparagraph 1(a)(iii).

          b. Sale and Purchase of Stock and Warrants. At the Closing, and subject to the terms and conditions of this Agreement, Chalone shall sell and issue to each of DBR and Summus, and each of DBR and Summus agrees, severally and not jointly, to purchase a total of 416,667 Units of Chalone's securities, each Unit consisting of one share of Chalone's Common Stock and one Warrant (as identified below) for the purchase of one share of Common Stock at an exercise price of $8.00, for a per-Unit purchase price of $6.00 and an aggregate purchase price of $2,500,002, each. At the Closing, Chalone shall deliver to each of DBR and Summus a stock certificate registered in that party's name or the name of that party's nominee (as the party shall so direct) representing the said 416,667 shares of Common Stock and a Warrant, dated as of the Closing and substantially in the form attached hereto as Exhibit "A" ("Warrant"). Each of DBR and Summus shall either deliver to Chalone a certified or cashier's check payable to Chalone's order or a wire transfer of immediately available funds to Chalone's designated bank account, each in the sum of $2,500,002.

          c.   Right to Purchase Additional Shares.

               (i) In the event Chalone shall, subsequent to the Closing, sell any of its Common Stock, or securities convertible into Common Stock, or grant options for the purchase of Common Stock (collectively, "Securities") (except for sales, grants or issuances pursuant to any of the Plans or other reservations described in subparagraph 7(b), hereafter, and except for Common Stock issued in exercise of previously-issued Warrants or issued to the holders of third-party Debentures converted subsequent to the Closing), each of DBR and Summus shall

                                    EXHIBIT 2
have the right to purchase that amount of the particular Securities then being issued, on the same terms and conditions as the remainder of the issuance, as will cause DBR's or Summus's (as applicable) voting power in Chalone immediately upon the completion of such issuance to be not less than such voting power immediately prior to the issuance.

               (ii) If an offering subject to this subsection is not to be registered under the U.S. Securities Act of 1933, Chalone shall notify DBR and Summus of the general terms and conditions of the offering, and each of DBR and Summus, each acting for itself, shall have 30 days thereafter in which to notify Chalone as to whether it desires to purchase all or part of the Securities that it has the right to purchase pursuant to this subsection.

               (iii) If an offering subject to this subsection is to be registered under the Securities Act of 1933, Chalone shall advise DBR and Summus that such offering is being contemplated at least 30 days before the initial filing of a registration statement, to obtain an initial expression of interest. Chalone shall further notify DBR and Summus not less than five days prior to the effective date of such registration statement of the anticipated terms and initial price range of the offering. Each of DBR and Summus, each acting for itself, shall have three days after such five-day notice within which to notify Chalone as to whether it will purchase the Securities to which it is entitled hereunder assuming they are sold at not more than the maximum price specified in the anticipated price range. If either DBR or Summus has so agreed to the purchase, prior to the effective date of such registration statement, but it is subsequently determined that the Securities can reasonably be expected to be sold at a price above the previously specified maximum price, Chalone shall notify such party (DBR and/or Summus, as applicable), at least three business days prior to any sale at such higher price, of the then anticipated maximum offering price; DBR and/or Summus, as applicable, shall have one business day after such notice within which to notify Chalone as to whether it will purchase the Securities to which it is entitled hereunder assuming they are sold at not more than the maximum of the new anticipated price range.


2. Transactions Involving Chalone's Interest In DBR.

          a. Acquisition of Interest in Chateau Duhart-Milon. At the Closing, and subject to the terms and conditions of this Agreement, Chalone will surrender to DBR for transfer to Duhart-Milon stock certificates, currently standing in Chalone's name, representing a total of 14,054 ordinary shares of DBR, in exchange for a 23.5% partnership equity interest in Societe Civile Chateau Duhart-Milon (formerly "Societe Civile De Duhart-Milon-Rothschild") ("Duhart-Milon"). Such interest shall be represented by and memorialized in an Amendment Agreement, substantially in the form attached hereto as Exhibit "B," which Amendment Agreement shall, at the Closing, and subject to the terms and conditions of this Agreement, be executed by Chalone, DBR, and Societe Financiere Viticole, SA ("SFV"). The same parties shall, also at the Closing, execute a Memorandum of Understanding substantially in the form attached hereto as Exhibit "C."

          b.   Retention of Interest in DBR.

               (i) Shareholding. At the Closing, and subject to the terms and conditions of this Agreement, Chalone shall receive, on transfer from its President, W. Philip Woodward ("Woodward"), and thereafter continue to hold one ordinary share of DBR.

               (ii) Right to Dividends. Chalone and Woodward will receive dividends on their respective DBR shareholdings past and present, as and when paid in the ordinary course, as follows: [a] Their ratable shares of 1994 dividends, for the entire year, based on Chalone's holding of 14,054 shares and Woodward's holding of one share; [b] For years 1995 and subsequent, Chalone's ratable share based on its holding of one share (or such other shareholding as it shall in fact then have).

               (iii) Director's Qualifying Share. For as long as Chalone has a designee on DBR's Board of Directors, as set forth in paragraph 4 hereof, such designee shall, if necessary under applicable law, be issued one "qualifying share" of DBR stock, without cost to the individual designee or to Chalone, subject to customary buy-back and custody arrangements for qualifying shares. Such qualifying share shall not be transferred except to a permitted successor designee.

     3.  Representation on Chalone's Board of Directors and Executive Committee.

          a. Board of Directors. Effective with the Closing, Chalone's Board of Directors shall be increased in size from the current nine seats to eleven seats. Effective as of the same date, one designee of DBR and one designee of Summus, in each case reasonably acceptable to Chalone, shall be appointed to the two newly-created Board seats, to serve until Chalone's next meeting of shareholders at which the matter of directors is to be voted upon. Subject to any limitations imposed as a matter of law or fiduciary responsibility, for so long as the Voting Agreement referenced in subparagraph 3(c) hereof remains in effect, Chalone shall maintain the size of the Board at eleven.

          b. Executive Committee. For so long as DBR has at least two designees on Chalone's Board of Directors, Chalone shall use its best efforts to cause two designees of DBR to be appointed to Chalone's five-person Executive Committee. For so long as Summus has at least one designee on the Chalone Board, Chalone shall use its best efforts to cause a designee of Summus to be appointed to Chalone's five-person Executive Committee. For so long as this subparagraph 3(b) applies to either DBR or Summus, Chalone shall maintain the size of the Executive Committee at five persons.

          c. Voting Agreement. Effective with the Closing, DBR, Summus, and Woodward will enter into a certain Voting Agreement, substantially in the form attached hereto as Exhibit "D."

     4.   Representation on DBR's Board of Directors (Conseil de Surviellance).

          a. Chalone Designee. Chalone shall continue, for so long as it holds at least one share of DBR stock and for so long as at least one designee of DBR is a member of Chalone's Board of Directors, to have the right to designate one nominee, reasonably acceptable to DBR, to serve on the DBR Conseil de Surviellance; and DBR agrees, subject to any limitations imposed as a matter of law or fiduciary responsibility, to use its best efforts to see that said designee is elected to said Conseil de Surviellance. As of the date of this Agreement, such Chalone designee is Chalone's President, W. Philip Woodward.

          b. Observer. In the event Chalone's then-serving Conseil designee is unable to attend a duly called meeting of the Conseil, Chalone shall be entitled to designate an observer, reasonably acceptable to DBR, to attend and participate in such meeting but without a vote.

     5. "Standstill Agreement." Effective at the Closing, the existing "standstill agreement" between DBR and Chalone, which is part of a certain April 19, 1989, Shareholders' Agreement between Chalone and DBR, and by which each has been restricted from acquiring shares of stock of the other party without said other party's prior written consent, shall be terminated and of no further force or effect. The foregoing notwithstanding, DBR covenants and agrees that it will not, directly or indirectly, increase its total holding of Chalone Common Stock, including securities exercisable for or convertible into Common Stock, to more than 49.9%, on a fully diluted basis, through December 31, 1999; provided, however, that this limitation shall not be considered violated if DBR's percentage ownership is increased to more than 49.9% by reason of Chalone's repurchase or other acquisition of shares of its outstanding Common Stock, unaccompanied by any contemporaneous (or subsequent) purchase or other acquisition by DBR. Options to purchase shares of Common Stock, obtained and held by designees of DBR as members of Chalone's Board of Directors pursuant to Chalone's Non-Discretionary Stock Option Plan, and shares of Common Stock issued on exercise of such options, although in other respects the property of the individual holder, shall be counted for computational purposes of this paragraph 5 as a part of the holding of DBR.


     6. Shareholder Vote; Closing. It is agreed that approval of the material terms of this Agreement by Chalone's shareholders, pursuant to Section 310 of the California Corporations Code, shall be sought at a special meeting of shareholders, tentatively contemplated as being held no later than September 29, 1995. Shareholder approval shall be obtained in accordance with all applicable laws, including, without limitation, the rules and regulations promulgated under the Securities Exchange Act of 1934 and the rules and regulations governing companies listed on the NASDAQ National Market System. Chalone shall provide DBR and Summus with copies of any shareholder communication prepared in connection with this paragraph 6 or otherwise prepared in connection with such meeting, reasonably in advance of the mailing date of such communication. Assuming receipt of such shareholder approval (and assuming all other preconditions set forth in this Agreement have been satisfied), the Closing shall take place as soon as practicable following said shareholder approval and presumptively on September 29, 1995. The Closing shall be held at Chalone's executive offices, 621 Airpark Road, Napa, California, or such other location, within or without the United States, as the parties shall designate.

     7. Representations, Warranties and Covenants of Chalone. Except as set forth on Schedule A hereto or expressly set forth to the contrary in this Agreement, Chalone represents, warrants and covenants, as of the date hereof, as follows:

          a. Organization, Good Standing and Qualification. Chalone is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Chalone is duly qualified to do business and is in good standing in the State of Washington and in each of the other jurisdictions in which it owns or leases property or conducts business, except where the failure to be so qualified would not have a material adverse effect on its business. Chalone has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and possesses all governmental or other licenses, franchises, rights, consents, approvals and privileges material to the conduct of its business as now conducted.

          b. Capitalization. Chalone's authorized capital stock currently consists of 15,000,000 shares of Common Stock. As of June 30, 1995, a total of
(i) 4,973,580 shares of Common Stock were issued and outstanding; (ii) 405,047 shares of Common Stock were reserved for issuance upon exercise of outstanding options under the 1982 Incentive Stock Plan and the 1987 Stock Option Plan;
(iii) 149,930 shares of Common Stock were reserved for issuance upon exercise of outstanding options under the Non-Discretionary Stock Option Plan and other non-statutory option agreements; (iv) 45,323 shares of Common Stock were reserved for issuance pursuant to the Employee Stock Purchase Plan; (v) 6,000 shares of Common Stock were reserved for issuance pursuant to the Distributors' Stock Bonus Plan; (vi) 828,571 shares of Common Stock were reserved for issuance on exercise of previously-granted Warrants; and (vii) 2,083,221 shares of Common Stock were reserved for issuance upon conversion of the Debentures (prior to and without regard for the terms of this Agreement). All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, are not subject to preemptive rights created by statute, Chalone's Articles of Incorporation or By-Laws or any agreement to which Chalone is a party or is bound, and have been issued in compliance with all applicable state and federal securities laws. Except for the right of cumulative voting, which exists as a matter of California corporate law, the designations, powers, preferences, rights, qualifications, limitations and restrictions, if any, in respect of the Common Stock, Chalone's only class of authorized capital stock, are set forth in Chalone's Articles of Incorporation, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws.

          c. Authorization. Chalone has all requisite corporate power and authority to enter into this Agreement and, subject to satisfaction of the conditions set forth herein, to issue, sell and deliver the Common Stock and Warrants and to consummate the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Chalone, and, similarly subject to the conditions herein set forth, constitutes the legal, valid, binding obligation of Chalone, enforceable according to its terms. Except as set forth on Schedule A, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required by or with respect to Chalone in connection with the execution and delivery of this Agreement by Chalone or the consummation by Chalone of the transactions contemplated hereby which have not already been obtained. The execution and delivery by Chalone of this Agreement, the performance of all obligations of Chalone hereunder, the issuance, sale and delivery of the Common Stock and the Warrants, and the issuance and delivery of the Common Stock upon due exercise of the Warrants according to their terms, have not violated and will not violate any provision of applicable law, any order of any court or other agency of government, the Articles of Incorporation, or the By-Laws of Chalone, as amended, or any provision of any indenture, agreement or other instrument to which Chalone or any of its properties or assets is bound, including, without limitation, the Debentures, or conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of Chalone, except as and to the extent the transactions under this Agreement themselves constitute such a claim, encumbrance, etc., upon the properties or assets of Chalone.

          d. Valid Issuance of Common Stock and Warrants. The Common Stock, and the Warrants with which this Agreement is concerned (collectively the "Securities"), when issued, delivered and paid for in accordance with the terms hereof for the consideration expressed herein, will be duly and validly authorized and issued, fully paid and nonassessable, free and clear of any lien, charge, restriction, claim or encumbrance, and, except as set forth on Schedule A, not subject to preemptive or any other similar rights of stockholders of Chalone or others. Based in part upon the representations made by DBR and Summus in this Agreement, the Securities will be issued in compliance with all applicable United States federal and state securities laws. The Common Stock issuable upon the exercise of the Warrants is duly authorized and will be, as of the Closing Date, duly and validly reserved for issuance, and, upon issuance in accordance with the terms of the Warrants, will be duly and validly issued, fully paid and nonassessable, free and clear of any and all liens, charges, restrictions, claims or encumbrances.

          e. No Material Adverse Change. There has been no material adverse change in Chalone's business, properties, assets, condition (financial or otherwise), or prospects, taken as a whole, since Chalone's Form 10-K for the year ended December 31, 1994, which has not been disclosed in a Form 8-K filed with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act").

          f. Compliance With Laws. Chalone and its business and operations, as currently conducted, have been and are being conducted in accordance with all applicable federal, state and local laws, rules and regulations, and with all necessary licenses, permits or other governmental authorizations, except where any failure so to comply would not have a material adverse effect on said business and operations taken as a whole.

          g. Rights to Acquire Capital Stock. Except as referenced in subparagraph 7(b), above, or described on Schedule A, no subscription, warrant, option or other right to purchase or acquire any shares of any class of capital stock of Chalone or securities convertible into or exchangeable for such capital stock is authorized or outstanding as of the date hereof nor will any such right be outstanding as of the date of the Closing. Except for the transactions contemplated by this Agreement (and Chalone's continuing obligations under such Third-Party Debentures as are not converted and canceled pursuant to paragraph 1(a)(ii) of this Agreement), Chalone has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity or debt securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

          h. Compliance With Other Instruments. Chalone is not in violation or default of any provisions of its Articles of Incorporation or By-Laws, as amended, or of any instrument, judgment, order, writ, decree, lease or contract to which it is a party or by which it is bound, including, without limitation, the Debentures or any other agreement between Chalone or any of the other parties hereto, or, to the best of its knowledge, of any provision of federal or state statute, rule or regulation applicable to Chalone, which violation or default would be materially adverse to Chalone's business, properties, assets, or condition (financial or otherwise), or to the ability of Chalone to perform its obligations under this Agreement.

          i. SEC Documents. Chalone has furnished to DBR and Summus a true and complete copy of any statement, report, registration statement or definitive proxy statement filed by Chalone with the SEC since December 31, 1994 (the "Chalone SEC Documents"). As of their respective filing dates, the Chalone SEC Documents comply or will comply in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Exchange Act, and none of the SEC Documents contain or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently-filed Chalone SEC Document. The audited consolidated financial statements and the unaudited consolidated financial statements included in such Chalone SEC Documents were prepared in accordance with U.S. Generally accepted accounting principles applied on a consistent basis, and fairly present the financial position of Chalone as at the respective dates thereof and the results of its operations and changes in financial position for the respective periods covered thereby.

          j. Further SEC-Related Undertakings. Chalone will comply with the reporting requirements of Section 13 and 15(d) of the Exchange Act to the extent it shall be required to do so pursuant to such Sections, and at all times while so required shall comply with all other public information reporting requirements of the SEC from time to time in effect and relating to the availability of an exemption from the Securities Act for the sale of the Securities being purchased hereunder or the registration thereof on Form S-3 under the Securities Act. As of the date of this Agreement, and subject to the passage of time from the filing of Chalone's Form 8-K/A on August 2, 1995, Chalone qualifies as a registrant who is eligible to register securities in a secondary offering on a Registration Statement on Form S-3. Chalone will cooperate with DBR and Summus in supplying such information and documentation as may be reasonably necessary for DBR or Summus, as applicable, to complete and file any informational reporting forms currently or hereafter required by the SEC, including, without limitation, reporting schedules required under Section 13 of the Exchange Act and any reporting forms required as a condition to the availability of an exemption from the Securities Act for a sale of the Securities.

          k. SEC Rule 144. Chalone covenants that, with the exception of the late-filing of its Form 8-K/A on August 2, 1995, it: (i) is in compliance with and will continue to comply with the current public information requirements of Rule 144(c)(1) under the Securities Act; (ii) will furnish DBR and Summus, upon request, all information required for the preparation and filing of Form 144; and (iii) will on a timely basis file all reports required to be filed and made all disclosures, including disclosures or material adverse information, required to permit DBR or Summus, as applicable, to make the required representations on Form 144.

          l. No Actions Pending. No action, suit, arbitration or other proceeding or investigation has been filed or commenced (other than actions that may have been filed but without Chalone having been served or otherwise made aware of the filing or other commencement) against Chalone or involving any of its properties or interests or, to the best knowledge of Chalone, threatened (in writing to an officer of Chalone or orally communicated to its President or Chief Financial Officer) against Chalone or in respect of any of its properties or interests, at law or in equity, before any court, governmental department, commission, board or other federal, state, or other instrumentality, agency or authority, foreign or domestic, an adverse decision in which could reasonably be expected to affect adversely the power of Chalone to execute and deliver, or the ability of Chalone to perform its obligations under, this Agreement, or result in any material adverse change in Chalone's business, properties, assets, or condition (financial or otherwise), taken as a whole, or which questions the validity of this Agreement or the sale and issuance of the Securities.

          m. Conflicting Agreements. Except as set forth on Schedule A, Chalone is not a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of Chalone, any agreement relating thereto or any other contract or agreement which prohibits, restricts or otherwise limits
(i) the sale and issuance of the Securities, (ii) the payment of dividends on the Common Stock, or (iii) any of the transactions or actions contemplated by this Agreement.

          n. Material Contracts. All contracts material to the business or financial condition of Chalone, taken as a whole, have been filed as exhibits to Chalone's Annual Reports on Form 10-K or incorporated therein by reference, and all of Chalone's material contracts currently in effect are listed as exhibits to Chalone's Annual Report on Form 10-K for 1994. A copy of the Exhibit Index from the 1994 Form 10-K is attached hereto as Schedule B.

          o. Absence of Undisclosed Liabilities. Except as set forth in its SEC-filed financial statements, Chalone does not have any obligations or liabilities that are material to Chalone, taken as a whole (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted), other than liabilities and obligations that have arisen after March 31, 1995, in the ordinary course of business.

     8. Representations, Warranties, Covenants and Agreements of DBR and Summus as Purchasing Parties. Each of DBR and Summus, as purchasers of Chalone Securities under paragraphs 1(a) and/or 1(b) hereof (for purposes of this paragraph 8, each a "Purchasing Party"), represents, warrants, covenants and agrees, each for itself, as follows:

          a. Authorization. This Agreement has been duly executed and delivery by such Purchasing Party. Each Purchasing Party represents that it has full power and authority to enter into this Agreement.

          b. Purchase Entirely for Own Account. Each Purchasing Party, by its execution of this Agreement, confirms that the Securities to be received by such Purchasing Party are being acquired for investment for such Party's own account and not with a view to the resale or distribution of any part thereof, and that such Purchasing Party has no present intention of selling, granting any participation in, or otherwise distributing the same. Each Purchasing Party further represents that such Party does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Securities.

          c. Reliances For Private Placement. Each Purchasing Party understands that the Securities will not be registered under the Securities Act on the ground that the sale provided for in this Agreement is exempt from such registration pursuant to Section 4(2) of the Securities Act; and that Chalone's reliance on such exemptions is predicated on the Purchasing Party's representations set forth in this paragraph 8. Each Purchasing Party further understands that the Securities will not be registered under the California Corporate Securities Law of 1968 (the "California Securities Law"), on the ground that the sale provided for in this Agreement is exempt from such registration pursuant to Section 25100(o) of the California Securities Law, and that Chalone's reliance on such exemption is predicated on each Purchasing Party's representations set forth in this paragraph 8.

          d. Restricted Securities. Each Purchasing Party understands that if a registration statement covering the Securities under the Securities Act (or a filing pursuant to the exemption from registration under Regulation A of the Securities Act) is not in effect when such Purchasing Party desires to sell the Securities, or any part thereof, the Purchasing Party may be required to hold the Securities for an indeterminate period. Each Purchasing Party also acknowledges that it understands that any sale of the Securities which might be made by it in reliance upon Rule 144 may be made only in limited amounts in accordance with the terms and conditions of that Rule.

          e. Investment Experience. Each Purchasing Party represents that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment hereunder; has the ability to bear the economic risks of such investment; and has had access to and been furnished with all information as the said Purchasing Party has considered necessary or appropriate in reaching its decision to invest in the Securities; and has had the opportunity to ask questions and receive answers respecting the investment from Chalone, and to obtain such additional information as it has deemed necessary to verify the accuracy of the information supplied by Chalone.

          f. Accredited Investor. By its execution of this Agreement, each Purchasing Party acknowledges that it is an accredited investor as defined in Rule 501(a) of Regulation D of the SEC, 17 CFR ss.230.501(a). Each of DBR and Summus represents, for itself, that it was not organized solely for the purpose of acquiring the Securities hereunder.

          g. Foreign Purchasers. DBR represents that it is a corporation duly organized and existing under the laws of France, and is not a resident of the United States. Summus represents that it is a corporation duly organized and existing under the laws of the Cayman Islands, and is not a resident of the United States.

          h. Further Limitations on Disposition. Without in any way limiting the representations set forth above, each Purchasing Party agrees not to make any disposition of all or any portion of the Securities unless and until: (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) such Purchasing Party shall have notified
Chalone of the proposed disposition, shall have furnished Chalone with such information concerning the proposed disposition as Chalone may reasonably request, and either shall have furnished Chalone with an opinion of counsel, reasonably satisfactory in substance to Chalone, that such disposition will not require registration of the Securities under the Securities Act, or Chalone has reasonably determined that such disposition is in compliance with Rule 144.

          i. Legends. It is understood that the certificates evidencing the Securities may bear a restrictive legend reading substantially as follows:

              "The securities represented by this Certificate have not been registered under the Securities Act of 1933. These securities have been acquired for investment and not with a view to distribution or resale, and may not be transferred without an effective registration statement for such shares under the Securities Act of 1933, or pursuant to Rule 144 or an opinion of counsel reasonably satisfactory to the Company that registration is not required under such Act."

          j. Removal of Legend. Any legend endorsed on a certificate pursuant to subparagraph 8(i) hereof shall be removed (i) if the Securities represented by such certificate shall have been effectively registered under the Securities Act or otherwise lawfully sold in a public transaction or in accordance with Rule 144; (ii) if such Securities may be transferred in compliance with Rule 144(k); or (iii) if the holder of such Securities shall have provided Chalone with an opinion of counsel, in substance reasonably acceptable to Chalone and its counsel and from attorneys reasonably acceptable to Chalone and its counsel, stating that such sale, transfer or assignment of such Securities may be made without registration.

          k. Share Transfers. Chalone shall not be required to transfer on its books any Securities which shall have been sold or transferred in violation of any of the provisions in this Agreement or to treat as owner of such Securities or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Securities shall have been so transferred.

          l. Further Covenants. Each Purchasing Party further covenants that it will not transfer the Common Stock in violation of the Securities Act, the Exchange Act, or the rules of the SEC promulgated thereunder, including Rule 144.

     9. Further Representations, Warranties and Covenants of DBR as to Duhart-Milon. Except as set forth on Schedule C hereto or expressly set forth to the contrary in this Agreement, DBR represents, warrants and covenants, as of the date hereof, as follows:

          a. Managing Partner. Eric de Rothschild is now, and since October 31, 1975, has been, the designated statutory Manager of Duhart-Milon.

          b. Organization, Good Standing and Qualification. Duhart-Milon is a Societe Civile duly organized, validly existing and in good standing under the laws of the Republic of France. It is duly qualified to do business and is in good standing in each of the other jurisdictions, if any, in which it owns or leases property or conducts business, except where the failure to be so qualified would not have a material adverse effect on its business. It has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and possesses all governmental or other licenses, franchises, rights, consents, approvals and privileges material to the conduct of its business as now conducted.

          c. Authorization. DBR has all requisite power and authority to enter into this Agreement as representative of Duhart-Milon and, subject to satisfaction of the conditions set forth in this Agreement, to consummate and cause Duhart-Milon to consummate the transactions pertaining to Duhart-Milon contemplated by this Agreement. With the exception of a required notification to the French Treasury Department and the passage of a subsequent thirty days without objection raised, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required by or with respect to Duhart-Milon in connection with the execution and delivery of this Agreement or the consummation by DBR and Duhart-Milon of the transactions contemplated hereby which has not already been obtained.

          d. No Material Adverse Change. There has been no material adverse change in Duhart-Milon's business, properties, assets, condition (financial or otherwise), or prospects, taken as a whole, since February 13, 1995.

          e. Compliance With Laws. Duhart-Milon and its business and operations, as currently conducted, have been and are being conducted in accordance with all applicable laws, rules and regulations, and with all necessary licenses, permits or other governmental authorizations, except where any failure so to comply would not have a material adverse effect on said business and operations taken as a whole.

          f. Compliance With Other Instruments. Duhart-Milon is not in violation or default of any provision of its organizational documents or of any instrument, judgment, order, writ, decree lease, or contract to which it is a party or by which it is bound or, to the best of its knowledge, of any provision of statute, rule or regulation applicable to it, which violation or default would be materially adverse to its business, properties, assets, or condition (financial or otherwise); nor will completion of the transactions described in paragraph 2(a) of this Agreement give rise to any such violation or default.

          g. No Actions Pending. No action, suit, arbitration or other proceeding or investigation has been filed or commenced (other than actions that may have been filed but without DBR or Duhart-Milon having been served or otherwise made aware of the filing or other commencement) against Duhart-Milon or involving any of its properties or interests or, to the best knowledge of DBR, threatened (in writing to an officer or manager of DBR or Duhart-Milon or orally communicated to DBR's Managing Director or President) against Duhart-Milon or in respect of any of its properties or interests, at law or in equity, before any court, governmental department, commission, board of other instrumentality, agency or authority, foreign or domestic, an adverse decision in which could reasonably be expected to affect adversely the ability of DBR and Duhart-Milon to perform their respective obligations under this Agreement, or result in any material adverse change in Duhart-Milon's business, properties, assets, or condition (financial or otherwise), taken as a whole, or which questions the validity of this Agreement.

          h. Conflicting Agreements. Except as set forth on Schedule C, Duhart-Milon is not a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of Duhart-Milon, any agreement relating thereto or any other contract or agreement which prohibits, restricts or otherwise limits the admission of Chalone as a general partner, the payment of distributions to Duhart-Milon's partners, or any of the other terms, conditions and transactions as set forth in paragraph 2(a) of this Agreement.


     10. Conditions to Closing by DBR and Summus. The obligations of DBR and of Summus under this Agreement are subject to the fulfillment by Chalone, on or before the Closing, of each of the following conditions, the waiver of which shall not be effective against a party who does not consent in writing thereto.

          a. Representations and Warranties. The covenants, representations and warranties of Chalone contained in paragraphs 7 and 15(g) of this Agreement shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

          b. Performance. Chalone shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date, including, without limitation, payment of all accrued interest on all Debentures being converted pursuant to this Agreement, as of the Closing Date; due amendment to Chalone's By-Laws, fixing the size of the Board of Directors at eleven persons; and receipt of the requisite shareholder approval pursuant to paragraph 6 of this Agreement.

          c. Consents. Chalone shall have obtained, in writing, the consents referenced in subparagraph 7(c) of, and listed in Schedule A to, this Agreement, and provided copies of such written consents to DBR and Summus.

          d. No Material Adverse Change. No material adverse change shall have occurred with respect to the business, properties, assets, condition (financial or otherwise), or prospects of Chalone, taken as a whole, between the date of this Agreement and the Closing.

          e. Compliance Certificate. Chalone's President or Executive Vice President shall deliver to DBR and Summus, at the Closing, a certificate certifying that the conditions specified in subparagraphs 10(a), and 10(b), above, have been fulfilled and stating that there has been no material adverse change as specified in subparagraph 10(d), immediately above.

          f. State Securities Law Compliance. The offer and sale of Chalone's Securities pursuant to this Agreement shall be exempt from qualification under the California Securities Law or, if no exemption is applicable, the Commissioner of Corporations of the State of California shall have issued a permit qualifying such offer and sale. Chalone shall have complied with all applicable requirements of federal and California securities laws.

          g. Registration Rights. Chalone shall have extended the registration rights set forth in Section 8 of that certain Common Stock Purchase Agreement dated as of March 29, 1993 ("the 1993 Agreement"), to the Common Stock and the Common Stock issuable upon exercise of the Warrants, and pursuant to paragraph 12 hereof.

     11. Conditions to Closing by Chalone. The obligations of Chalone under this Agreement are subject to the fulfillment on or before the Closing, of the following conditions by DBR and, except as otherwise expressly stated, by
Summus:

          a. Representations and Warranties. The covenants, representations and warranties contained in paragraphs 8 and 9 and 15(g) hereof shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

          b. Performance. DBR and Summus shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them, and each of them, on or before the Closing.

          c. Cash Payment for Securities. DBR and Summus shall each have delivered or provided the cash purchase price specified in subparagraph 1(b) of this Agreement.

          d. Conversion of Debenture. DBR shall have surrendered its Debentures in principal amount of $12,384,000 for conversion and cancellation, in exchange for Common Stock, as set forth in subparagraph 1(a)(i) of this Agreement.

          e. State Securities Law Compliance. The offer and sale of Chalone's Securities pursuant to this Agreement shall be exempt from qualification under the California Securities Law or, if no exemption is applicable, the Commissioner of Corporations of the State of California shall have issued a permit qualifying such offer and sale.

          f. No Material Adverse Change. No material adverse change shall have occurred with respect to the business, properties, assets, condition (financial or otherwise), or prospects of Duhart-Milon, taken as a whole, between the date of this Agreement and the Closing.

          g. Compliance Certificate. DBR shall have caused Duhart-Milon's Managing Partner to prepare and have delivered to Chalone, at the Closing, a certificate of said Managing Partner of Duhart-Milon, certifying that the conditions specified in paragraph 9 of this Agreement have been fulfilled and stating that there has been no material adverse change with respect to Duhart-Milon's partnership agreement, ownership, business, properties, assets, conditions (financial or otherwise), or prospects, taken as a whole, since the date of this Agreement.

          h. Duhart-Milon Amendment Agreements. DBR, SFV, and Chalone shall have
executed  the   Duhart-Milon   Amendment   Agreement   and  the   Memorandum  of
Understanding referenced in subparagraph 2(a).

          i.   Duhart-Milon   Certificate.   Chalone   shall  have  received  an
attestation of Duhart-Milon in customary form, evidencing Chalone's 23.5% equity ownership therein.

          j. French Treasury Department. Chalone shall have received evidence of due compliance with the notification requirements set forth in subparagraph 9(c).

          k. Free Expatriation of Funds. Chalone shall have satisfied itself that there is no legal proscription, in law, regulation, or rule, which would prohibit or in any way deter or impede the free transfer of funds received by Chalone as a result of its investment and interest in Duhart-Milon from France to the United States.

     12. Registration Rights. Each of the parties hereto was a party to the 1993 Agreement referenced in subparagraph 10(g) hereof, pursuant to which certain registration rights were granted by Chalone to the Purchaser signatories to said 1993 Agreement under the terms of Section 8 thereof. Subsequently, by action of its Board of Directors at a meeting duly called and held September 14, 1994, Chalone granted a second registration right, independent of the right obtained and exercised by T. Rowe Price Small-Cap Value Fund, to the remaining Purchasers, including DBR and Summus. The parties hereto hereby agree that (i) subject to the obtaining of the consent of the remaining signatories to the 1993 Agreement (excluding T. Rowe Price), Section 8 of the 1993 Agreement, as modified by the said Board action, shall be further amended so as to provide that the Common Stock and Warrants issued in accordance with this Agreement shall be deemed to be "Registerable Securities" within the meaning of said
Section 8, and all  rights  arising  under and  obligations  undertaken  in said
Section 8 of the 1993 Agreement shall apply equally to the Securities purchased and sold hereunder; or (ii) in the event the consents contemplated in clause
(i), immediately above, are not obtained on or prior to the Closing, Chalone and the parties hereto shall enter into a separate agreement granting the registration rights provided for in the 1993 Agreement, as modified by the aforesaid Board action, to DBR and Summus in respect of the Common Stock and the Common Stock issuable upon exercise of the Warrants.

     13. 1989 Shareholders' Agreement Between Chalone and DBR. That certain Shareholders' Agreement between Chalone and DBR dated April 19, 1989, shall, as of the Closing, be and become null, void, and of no further force or effect.

     14. Closing With Third-Party Debenture-Holders. If and to the extent any one or more of the four third-party holders of Debentures shall have accepted the conversion offer set forth in subparagraph 1(a)(ii) of this Agreement, the pertinent provisions of this Agreement, and particularly (but not by way of limitation) the provisions of paragraphs 7, 10, and 12 shall be extended to any such converting debenture-holder conterminously with such converting debenture-holder's subscription to the applicable provisions of paragraphs 8 and
11. This extension of the reciprocal benefits and burdens may be effected by an Addendum to this Agreement executed by Chalone and the converting debenture-holder(s) or by such other document as Chalone and the converting debenture-holder(s) shall agree, and shall not require execution by DBR or Summus.

     15. Miscellaneous.

          a. Survival of Warranties. The warranties, representations and covenants contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any other party.

          b. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          c. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          d. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A party may execute one or more counterparts of this Agreement. This Agreement shall be effective when each party has executed at least one counterpart.

          e. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          f. Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other party shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, first-class mail, courier or hand delivery), first-class mail, courier or hand delivery, postage or charges prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

              If to Chalone:              The Chalone Wine Group, Ltd.
                                          621 Airpark Road
                                          Napa, CA 94558-6272
                                          Attn: William L. Hamilton
                                          Fax No. (707) 254-4201

                  with a copy to:         F. Conger Fawcett, Esq.
                                          621 Airpark Road, Suite 200
                                          Napa, CA 94558-6272
                                          Fax No. (707) 254-4260

              If to DBR:                  Domaines Barons de Rothschild (Lafite)
                                          33, Rue de la Baume
                                          75008 Paris, France
                                          Attn: Baron Eric de Rothschild
                                          Fax No. (011) 33-1-42-56-28-79

                  with a copy to:         Piper & Marbury, LLP
                                          53 Wall Street
                                          New York, NY 10005-2899
                                          Attn: Michael A. Varet
                                          Fax No. (212) 858-5326

              If to Summus:               Summus Financial, Inc.
                                          c/o HM International, Inc.
                                          5810 E. Skelly Drive, Suite 1000
                                          Tulsa, OK 74135-6403
                                          Fax No. (918) 664-1914

                  with a copy to:         Baker & Botts, LLP
                                          910 Louisiana
                                          Houston, TX 77002-4995
                                          Attn: Gray Jennings
                                          Fax No. (713) 229-1522

          g. Broker's or Finder's Fee. Each of the parties hereto represents, each for itself, that it neither now is nor will hereafter be obligated for any broker's or finder's fee or commission in connection with this transaction. Each party agrees to indemnify and hold any and all of the other parties hereto harmless from any liability for any commission or compensation in the nature of a broker's or finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which such indemnifying party or any of its officers, partners, employees or representations is responsible.

          h. Expenses of the Transaction. With the exception of certain costs incurred in connection with a current appraisal and audit of Duhart-Milon, which the parties have agreed are to be for the account of Chalone, each of the parties hereto shall bear its own costs and expenses, including attorneys', accountants', and investment bankers' fees and charges, incurred in connection with the transaction, whether prior to, concurrent with, or subsequent to the date of this Agreement, and through the Closing. The foregoing includes, without limitation, services of Hambrecht & Quist Incorporated, retained by Chalone, and services of Rothschild Inc., retained by DBR; each of said parties shall be solely responsible for the fees and expenses of the aforesaid entity retained by it.

          i. Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the parties to such action shall request the court to allocate the cost and expenses, including reasonable attorney's fees, based on the merits of the parties' relative positions, in addition to any other relief to which such parties, or any of them, may be entitled.

          j. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of each of the parties hereto. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and Chalone.

          k. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted insofar as possible to maintain the original intent and integrity of this Agreement.

          l. Entire Agreement. Except as expressly provided otherwise in this Agreement, this Agreement constitutes the entire, complete and final agreement between the parties, relative to the matters of concern herein. Any and all prior agreements and negotiations are merged herein.

          m. Further Assurances. Each of the parties agrees to take any and all other acts and to execute, deliver and file any and all other documents necessary or proper to accomplish and give effect to the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

                                       THE CHALONE WINE GROUP, LTD.


                                       By  /s/ W. Philip Woodward
                                          --------------------------------------
                                          W. Philip Woodward, President


                                       DOMAINES BARONS DE ROTHSCHILD (LAFITE)


                                       By  /s/ Eric de Rothschild
                                          --------------------------------------
                                          Eric de Rothschild
                                          Managing Director (Gerant)


                                       SUMMUS FINANCIAL, INC.


                                       By  /s/ Richard C. Hojel
                                          --------------------------------------
                                          Richard C. Hojel, President